Exhibit 3.1

CERTIFICATE OF FORMATION

OF

TANGO MERGER SUB 2 LLC

This Certificate of Formation of Tango Merger Sub 2 LLC (the “LLC”), dated February 13, 2014, is being duly executed and filed by Marie-Joe Abi-Nassif, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).

FIRST. The name of the limited liability company formed hereby is Tango Merger Sub 2 LLC.

SECOND. The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Marie-Joe Abi-Nassif
Name:	Marie-Joe Abi-Nassif
Title:	Authorized Person